Exhibit 23(i)
Consent of Counsel
PAUL, HASTINGS, JANOFSKY & WALKER LLP
555 South Flower Street
Los Angeles, CA 90071
Telephone (213) 683-6000
April 27, 2009
Clipper Fund, Inc.
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706
Ladies and Gentlemen:
We have acted as counsel to Clipper Fund, Inc., a California corporation (the “Company”), with respect to certain legal matters in connection with the capital shares of the Company offered pursuant to a Registration Statement on Form N-1A (Registration Statement No. 2-88453, 811-3931), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”).
We hereby consent to the reference to Paul, Hastings, Janofsky & Walker LLP in the Statement of Additional Information which forms part of the Registration Statement.
Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP